Exhibit 99(a)(1)(D) Form of Yieldstreet Platform Interface

What to know before you request to have your shares repurchased

YieldStreet Prism Fund Inc. (“we,” “us” or the “Fund”) is conducting an offer to repurchase shares pursuant to a share repurchase program to provide limited liquidity to our investors. If you elect to sell shares in the offer, you can submit your repurchase request electronically through the Yieldstreet platform. Please note that investors are not obligated to submit a repurchase request. Should you wish to maintain your current holding, no further action is required.

Limited liquidity options

To provide our stockholders with limited liquidity, we intend to, but are not obligated to, conduct quarterly share repurchase offers pursuant to our share repurchase program. We may suspend or terminate the share repurchase program at any time. This share repurchase program should not be relied upon as a method to sell shares promptly or at a desired price.

Repurchase requests are subject to review and are not guaranteed

We will limit the number of shares that we offer to repurchase. As such, there is no guarantee that your repurchase request will be approved. Additionally, if the number of shares submitted for repurchase by investors exceeds the number of shares we seek to repurchase, shares will be repurchased on a pro-rata basis, and not on a first-come, first-served basis.

Repurchases are subject to taxation

Any repurchases of shares will be reported to the Internal Revenue Service and may be taxable. Neither we, nor YieldStreet Management, LLC, nor any of our affiliates provide tax advice; therefore, we highly recommend that you consult your financial representative or tax advisor for more information beforehand.

Documents

We highly recommend that you review the following documents to fully understand the terms and conditions of the tender offer process.

Offer to Purchase	FAQ	Letter of Transmittal

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Input Page

Request to have shares repurchased

Investment balance*	Offering
$XXXXX.XX	Yieldstreet Prism Fund

*	Total investment balance is based on the Purchase Price of $[X.XX] per share, and may differ from the current balance of your active holdings visible in your Portfolio.

Enter your desired repurchase amount

Desired Amount	Shares
$XX,XXX.XX	XXXX.XXX

[X] I’d like to sell my entire position

Acknowledge and sign

○	I understand that the amount of my shares that are repurchased may be lower than my requested amount if the aggregate amount of repurchase requests exceeds the number of shares YieldStreet Prism Fund Inc. plans to repurchase, as per the limitations set forth in the Offer to Purchase by Yieldstreet Prism Fund Inc.

○	I have read and understood the Offer to Purchase and Letter of Transmittal.

○	I certify, under penalty of perjury, that (i) the social security number or taxpayer identification number previously setup on the Yieldstreet platform is correct (ii) that I am not subject to backup withholding, and (iii) I am a U.S. citizen or other U.S. person (including a U.S. resident alien).

By my signature below, I hereby execute the above agreements, certify that I have read and agree to the Terms of Service and Privacy Policy and that all foregoing information is accurate and truthful.

Your initials

[Back] [Submit]

Post-Submission Page

Your repurchase request has been received

Request summary Investor account	Amount	# of equivalent shares
[investor account name]	$XXXXX.XX	XXXX.XXXX

Next Steps

Open Tender Offer Period

We will continue to accept repurchase requests from [Start Date] to [End Date]. Your request will be processed only after the tender period has closed.

Tender Offer Execution and Payment

Given that we are limited in the amount that can be repurchased during each tender offer period, your final amount repurchased may be less than your requested amount. Payment will be made to your Yieldstreet Wallet promptly after the close of the tender offer period. We will send you an email with the executed price and total value repurchased following the close of the tender offer period.

If you have any questions about this process, please refer to the FAQ document. If you elect to cancel your repurchase request at any time prior to the expiration of the offer, you may do so by sending an email notice to investments@yieldstreetprismfund.com.

[View investment details]

Tender Offer FAQ Document

Am I required to have my shares repurchased during these tender offer periods?

You are not obligated to have any shares repurchased at this time. If you are not interested in having shares repurchased, you may disregard the notice about the repurchase offer.

How long will the share repurchase period be open?

Any repurchase offer presented to our stockholders will remain open for a minimum of 20 business days following the commencement of each tender offer period. All repurchase requests must be received prior to the expiration of the tender offer period in order to be valid. If there are any material revisions to the terms of the repurchase offer, we will inform investors and revise the terms of the repurchase offer reflecting such changes available and may extend the repurchase offer period

Can I elect to sell my entire holding in the Prism Fund?

While there is no limit to how many shares a shareholder may request to sell, we are limiting the aggregate number of shares to be repurchased from all stockholders. If the amount of repurchase requests exceeds the number of shares we seek to repurchase, we will repurchase shares on a pro-rata basis. As a result, we may repurchase less than the full amount of shares that you request to have repurchased.

Why is my total investment value available for the tender offer different than my current value of holdings?

The share price for the tender offer is the NAV1 per share as of the previous quarter ending prior to the current tender offer less the amount of any distributions to shareholders between the end of the quarter prior to the current tender offer and the expiration date of the offer and therefore may differ from the current value of your holdings.

May I cancel my repurchase request after submission?

At any time prior to one minute past 11:59 PM ET, on the expiration date of the respective tender offer period, any stockholder may withdraw their repurchase request. Stockholders may withdraw their submissions by sending an email notice to investments@yieldstreetprismfund.com.

When will I be paid for my repurchase request?

If we have accepted your request within the tender offer period, we expect to send payment to your Yieldstreet Wallet promptly after the close of the tender offer period.

Are there fees and expenses associated with the share repurchase program?

To the extent the Fund’s Board of Directors determines that it is appropriate to do so, we may reduce the repurchase price in any quarter by up to 2% in order to oﬀset the expenses we expect to incur in connection with conducting such repurchase offer. The Fund’s Board of Directors has not determined to reduce the repurchase price in connection with this Offer.

Is the repurchase of my shares as part of this tender offer a taxable transaction?

For most shareholders, yes. We anticipate that U.S. stockholders, other than those who are tax-exempt, who sell shares as part of the tender offer will recognize a gain or loss for U.S. federal income tax purposes equal to the difference between the cash they receive for shares sold and their adjusted basis. We highly recommend that you consult your financial representative or tax advisor for more information prior to a repurchase decision.

Will you always be offering a repurchase program every quarter?

To provide our stockholders with limited liquidity, we intend to, but are not obligated to, conduct a quarterly share repurchase program. While we intend to conduct quarterly repurchase offers as described in our prospectus, we are not required to do so and the Fund’s Board of Directors may suspend or terminate the share repurchase program at any time. This share repurchase program should not be relied upon as a method to sell shares promptly and at a desired price.

[1]

We expect to determine the net asset value per share of the Fund’s common stock by dividing the value of its investments, cash and other assets (including interest accrued but not collected) minus all liabilities (including accrued expenses, borrowings and interest payables) by the total number of shares of the Fund’s common stock outstanding on a quarterly basis. The most significant estimate inherent in the preparation of our financial statements likely will be the valuation of investments and the related amounts of unrealized appreciation and depreciation of investments recorded. There generally is no single method for determining fair value in good faith. As a result, determining fair value usually requires that judgment be applied to the specific facts and circumstances of each investment while employing a consistently applied valuation process for the types of investments the Fund makes. We will be required to specifically determine the fair value of each individual investment on a quarterly basis.

This communication and the information contained in this document are provided for general informational purposes only and should neither be construed nor intended to be a recommendation to purchase, sell or hold any security or otherwise to be investment, tax, financial, accounting, legal, regulatory or compliance advice. Any link to a third-party website is not an endorsement, authorization or representation of our affiliation with that third party. We do not exercise control over third-party websites, and we are not responsible or liable for the accuracy, legality, appropriateness or any other aspect of such website.